Exhibit 99.1

Glenpointe Centre West 500 Frank W. Burr Blvd. Teaneck, NJ 07666

FOR IMMEDIATE RELEASE

Contact: David Nelson VP, Investor Relations & Treasury 201-498-8840 david.nelson@cognizant.com Press: Catherine Marenghi 781-223-8673 catherine.marenghi@cognizant.com

Cognizant Announces Share Repurchase Program

TEANECK, N.J. - December 1, 2010 - Cognizant (NASDAQ: CTSH), a leading provider of information technology, consulting and business process outsourcing services, today announced that its Board of Directors, on December 1, 2010, authorized a share repurchase program of up to $150 million of the Company’s common stock over the next 12 months.

Repurchases under the program may be made through open market purchases or privately negotiated transactions in accordance with applicable federal securities laws, including Rule 10b-18. The timing of repurchases and the exact number of shares of common stock to be purchased will be determined by the Company’s management, in its discretion, and will depend upon market conditions and other factors. The program will be funded using the Company’s cash on hand and cash generated from operations. The program may be extended, suspended or discontinued at any time.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of information technology, consulting, and business process outsourcing services. Cognizant’s single-minded passion is to dedicate our global technology and innovation know-how, our industry expertise and worldwide resources to working together with clients to make their businesses stronger. With over 50 global delivery centers and more than 100,000 employees as of December 1, 2010, we combine a unique global delivery model infused with a distinct culture of customer satisfaction. A member of the NASDAQ-100 Index and S&P 500 Index, Cognizant is a Forbes Global 2000 company and a member of the Fortune 1000 and is ranked among the top information technology companies in BusinessWeek’s Hot Growth and Top 50 Performers listings. Visit us online at www.cognizant.com.